UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

   |_|  Preliminary Proxy Statement
   |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   |X|  Definitive Proxy Statement
   |_|  Definitive Additional Materials
   |_|  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                            MARVEL ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   |X|  No fee required.

   |_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1)  Title of each class of securities to which transaction applies:
            ______
        2)  Aggregate number of securities to which transaction applies: ______
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            ______
        4)  Proposed maximum aggregate value of transaction: ______
        5)  Total fee paid: ______

   |_|  Fee paid previously with preliminary materials.

   |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)  Amount Previously Paid: ______
        2)  Form, Schedule or Registration Statement No.: ______
        3)  Filing Party: ______
        4)  Date Filed: ______

                            MARVEL ENTERPRISES, INC.
                               10 East 40th Street
                            New York, New York 10016


                                                              September 17, 2002
Dear Stockholder:

        You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Marvel Enterprises, Inc., which will be held at 10:00 a.m., local time, on Tuesday, October 15, 2002 at the Grand Hyatt Hotel, Conference Level, Park Avenue at Grand Central, New York, New York. The matters to be acted upon at the Annual Meeting are (i) the election of our directors; (ii) the ratification of the appointment of Ernst & Young LLP as our independent accountants for 2002; and (iii) such other business as may properly come before the Annual Meeting, all as described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the Annual Meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the Annual Meeting. This will not limit your right to vote in person or to attend the Annual Meeting.

                                               Sincerely,


                                               /s/ F. Peter Cuneo
                                               F. Peter Cuneo
                                               President and Chief Executive
                                               Officer

                            MARVEL ENTERPRISES, INC.
                               10 East 40th Street
                            New York, New York 10016

                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Marvel Enterprises, Inc.:

        Notice is hereby given that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Marvel Enterprises, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday October 15, 2002 at the Grand Hyatt Hotel, Conference Level, Park Avenue at Grand Central, New York, New York, for the following purposes:

        1. To elect two directors of the Company to serve until the election and qualification of their respective successors.

        2. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The accompanying proxy statement describes the matters to be considered at the Annual Meeting.

        The Board of Directors has fixed the close of business on Tuesday, August 27, 2002 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Annual Meeting. In addition, the list of stockholders will be open for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the Annual Meeting at the offices of the Company at 10 East 40th Street, New York, New York 10016.

        To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the proxy statement at any time before the proxy has been voted at the Annual Meeting.

                                             By Order of the Board of Directors,


                                             /s/ Allen S. Lipson
                                             Allen S. Lipson
                                             Secretary
September 17, 2002

        If you have any questions or need assistance in voting your shares, call D.F. King & Co., Inc., which is assisting the Company with the Annual Meeting proxies, toll free at 1-800-628-8532.

                            MARVEL ENTERPRISES, INC.
                               10 East 40th Street
                            New York, New York 10016

                               -------------------

                                 PROXY STATEMENT
                                     for the
                       2002 Annual Meeting of Stockholders
                         to be held on October 15, 2002

                               -------------------

        This proxy statement is being furnished by and on behalf of the board of directors (the "Board of Directors") of Marvel Enterprises, Inc., a Delaware company (the "Company"), in connection with the solicitation of proxies to be voted at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on October 15, 2002 at the Grand Hyatt Hotel, Conference Level, Park Avenue at Grand Central, New York, New York, and at any adjournments or postponements thereof. This proxy statement and the enclosed proxy card are being sent to stockholders on or about September 18, 2002.

        At the Annual Meeting, stockholders will be asked to (1) elect the following nominees as directors of the Company to serve until the election and qualification of their respective successors: Sid Ganis and James F. Halpin; (2) ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The principal offices of the Company are located at 10 East 40th Street, New York, New York 10016, and the Company's telephone number is (212) 576-8500.

Solicitation and Voting of Proxies; Revocation

        All duly executed proxy cards received by the Company in time for the Annual Meeting will be voted in accordance with the instructions given therein by the person executing the proxy card. In the absence of instructions, duly executed proxy cards will be voted FOR (1) the election as a director of the Company of each of the two nominees identified above, and (2) the ratification of the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2002. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

        The submission of a signed proxy card will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. Stockholders who execute a proxy card may revoke the proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company, (ii) executing a proxy card bearing a later date, or (iii) attending the Annual Meeting and voting in person. In accordance with applicable rules, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to withhold authority to vote for some or all of the nominees for director of the Company or to abstain from the vote to ratify the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2002. A stockholder's attendance at the Annual Meeting will not by itself revoke a proxy given by such stockholder.

        The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and telegram. Such persons will receive no additional compensation for such services. In addition, the Company has retained D.F. King & Co., Inc. to assist in soliciting proxies for a fee estimated at $4,000, plus reimbursements of reasonable out-of-pocket expenses. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's capital stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

Record Date; Voting Rights

        Only holders of record of shares of the Company's Common Stock (the "Common Stock") and 8% Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "8% Preferred Stock", and together with the Common Stock, the "Capital Stock"), at the close of business on August 27, 2002 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were issued and outstanding (i) 36,300,093 shares of Common Stock, each of which is entitled to one vote (36,300,093 votes in the aggregate, out of 57,494,965 total votes), and (ii) 20,399,300 shares of 8% Preferred Stock, each of which is entitled to 1.039 votes (21,194,872 votes in the aggregate, out of 57,494,965 total votes).

        With respect to all matters expected to be presented for a vote of stockholders, the presence, in person or by duly executed proxy card, of the holders of a majority in voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. The ratification of the appointment of independent accountants requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

        Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the proposal relating to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists, but will be disregarded in determining whether a proposal has been approved.

                              ELECTION OF DIRECTORS

        Two directors will be elected at the Annual Meeting to serve until the election and qualification of their respective successors. Each of the nominees are currently members of the Board of Directors. Proxy votes will not be voted for a greater number of persons than the number of nominees named.

        The Board of Directors has been informed that each of the nominees are willing to serve as directors of the Company, but if either of them should decline or be unable to act as a director, the individuals named as proxies on the enclosed proxy card will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve.

        The parties to the Stockholders' Agreement (as defined below, see "Election of Directors--Compensation Committee Interlocks and Insider
Participation--Stockholders' Agreement") have the power to vote, in the aggregate, approximately 47.4% in voting power of the shares of Capital Stock and have agreed to vote their shares of Capital Stock in favor of the election to the Board of Directors of each of the two nominees identified in this proxy statement.

        Pursuant to the Company's By-Laws (the "By-Laws"), the election to the Board of Directors of each of the two nominees identified in this proxy statement will require the affirmative vote of the holders of a plurality of the shares of Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In tabulating the vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. The Board of Directors unanimously recommends that stockholders vote FOR the election to the Board of Directors of Sid Ganis and James F. Halpin.

Nominees for Election as Directors

        On January 31, 2002, the Company's stockholders adopted a proposal to amend the Company's Certificate of Incorporation to provide for a classified Board of Directors having three classes of directors with staggered three-year terms. Sid Ganis and James F. Halpin were elected as Class I directors to initially serve a one-year term, so that they are eligible for re-election to a full three-year term at this Annual Meeting. Shelley F. Greenhaus, Lawrence Mittman, and Avi Arad were elected as Class II directors, initially serving two-year terms and eligible for re-election for full three-year terms at the annual meeting of stockholders to be held in 2003. Morton E. Handel, F. Peter Cuneo and Isaac Perlmutter were elected as Class III directors, serving full three-year terms and eligible for re-election for new three-year terms at the annual meeting of stockholders to be held in 2004.

        Set forth below is each nominee's name, age as of August 27, 2002, principal occupation for the last five years, selected biographical information and period of service as a director of the Company:

        Sid Ganis (Class I), 62, has been a director of the Company since October 1999. Mr. Ganis has been President of Out of Blue...Entertainment, a provider of motion pictures, television and musical entertainment for Sony Pictures Entertainment and others that he founded, since September 1996. From January 1991 until September 1996, Mr. Ganis held various executive positions with Sony Pictures, including Vice Chairman of Columbia Pictures and President of Worldwide Marketing for Columbia/TriStar Motion Picture Companies.

        James F. Halpin (Class I), 51, has been a director of the Company since March 1995. Mr. Halpin retired in March 2000 as President, Chief Executive Officer and Chief Operating Officer and a director of CompUSA Inc., a retailer of computer hardware, software, accessories and related products, which he had been with since May 1993.

Directors Whose Terms Are Continuing

        For each member of the Board of Directors whose term of office as a director continues after the Annual Meeting, set forth below is the director's name, age as of August 27, 2002, principal occupation for the last five years, selected biographical information and period of service as a director of the Company. "MEG" refers to Marvel Entertainment Group Inc., which the Company acquired by means of a merger on October 1, 1998. "Toy Biz, Inc." refers to the Company before its acquisition of MEG.

        Morton E.  Handel  (Class  III),  67, has been  Chairman of the Board of
Directors of the Company since October 1998 and was first appointed as a director of Toy Biz, Inc. in June 1997. Mr. Handel has been President of S&H Consulting Ltd., a financial consulting group, since 1990. Mr. Handel has also held the position of Director and President of Ranger Industries, Inc. from July 1997 until February 2001. Mr. Handel is also a director of Concurrent Computer Corp. and Linens `N Things, Inc.

        Avi Arad (Class II), 54, has been Chief Creative Officer of the Company and President and Chief Executive Officer of the Company's Marvel Studios Division (which is responsible for motion picture and television licensing and development) since October 1998. Mr. Arad has been a director of the

Company since April 1993. From April 1993 through September 1998, Mr. Arad served as a consultant to Toy Biz, Inc. Mr. Arad was President and Chief Executive Officer of New World Animation, a media production company under common control with MEG, from April 1993 until February 1997 and held the same position at the Marvel Studios division of MEG from February 1997 until November 1997. At New World Animation and MEG's Marvel Studios division, Mr. Arad served as Executive Producer of the X-Men and the Spider-Man animated TV series. Mr. Arad has been a toy inventor and designer for more than 20 years for major toy companies including Mattel Inc., Hasbro, Inc. and Tyco Toys, Inc. During his career, Mr. Arad has designed or co-designed more than 160 toys. Mr. Arad is also the owner of Avi Arad & Associates ("Arad Associates"), a firm engaged in the design and development of toys and the production and distribution of television programs.

        F. Peter Cuneo (Class III), 58, has been the Company's President and Chief Executive Officer since July 1999. Mr. Cuneo has been a director of the Company since July 1999. From September 1998 until July 1999, Mr. Cuneo served as Managing Director of Cortec Group Inc., a private equity fund. From February 1997 until September 1998, Mr. Cuneo was Chairman of Cuneo & Co., L.L.C., a private investment firm. Mr. Cuneo is also a director of Water Pik Technologies, Inc.

        Shelley F. Greenhaus (Class II), 49, has been a director of the Company since October 1998. Mr. Greenhaus has been President and Managing Director of Whippoorwill Associates, Incorporated ("Whippoorwill"), an investment management firm that he founded, since 1990. Whippoorwill manages investment accounts for a prominent group of institutional and individual investors from around the world.

        Lawrence Mittman (Class II), 51, has been a director of the Company since October 1998. Mr. Mittman is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP. For more than five years prior to June 2000, Mr. Mittman was a partner in the law firm of Battle Fowler LLP which combined with Paul, Hastings, Janofsky & Walker in June 2000.

        Isaac Perlmutter (Class III), 59, has been employed by the Company as Vice Chairman since November 2001, has been a director of the Company since April 1993 and served as Chairman of the Board of Directors until March 1995. Mr. Perlmutter purchased Toy Biz, Inc.'s predecessor company from Charan Industries, Inc. in January 1990. Mr. Perlmutter has been actively involved in the management of the affairs of the Company since prior to his employment as Vice Chairman and has been an independent financial investor for more than the past five years. As an independent investor, Mr. Perlmutter currently has, or has had within the past five years, controlling ownership interests in Ranger Industries, Inc., Remington Products Company, Westwood Industries, Inc., a manufacturer and distributor of table and floor lamps, and Tangible Media, Inc., a media buying and advertising agency.

        All of the Company's directors were designated for election pursuant to the Stockholders' Agreement. Messrs. Handel, Arad, Cuneo, Halpin, Mittman and Perlmutter were designated by the Investor Group, and Messrs. Ganis and Greenhaus were designated by the Lender Group (see "Election of
Directors--Compensation       Committee       Interlocks       and       Insider
Participation--Stockholders' Agreement", below, for descriptions of the Investor Group and the Lender Group).

Meetings of the Board, of its Audit Committee and of its Compensation and Nominating Committee

        The Board of Directors held 6 meetings during 2001. Each incumbent director, other than Mr. Halpin, attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which he served.

        The Board of Directors' committees are an Audit Committee (the "Audit Committee") and a Compensation and Nominating Committee (the "Compensation and Nominating Committee").

        The Audit Committee is comprised of Messrs. Ganis, Greenhaus and Handel. The Audit Committee's function is (i) to review the professional services and independence of the Company's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (ii) to ensure that the scope of the annual external audit by the independent auditors of the Company is sufficiently comprehensive, (iii) to review, in consultation with the independent auditors and the internal auditors, the plan for and results of the annual external audit, the adequacy of the Company's internal control systems and the results of the Company's internal audits, (iv) to review, with management and the independent auditors, the Company's annual financial statements, financial reporting practices and the results of each external audit, and (v) to consider the qualification of the Company's independent auditors to make recommendations to the Board of Directors as to their selection and to review the relationship between such independent auditors and management. The Audit Committee met 3 times in 2001.

        The Compensation and Nominating Committee is comprised of Messrs. Halpin, Handel and Ganis. The Compensation and Nominating Committee's function is (i) to review and recommend to the Board of Directors the compensation and benefit arrangements for the officers of the Company, (ii) to administer the stock option plans and executive compensation programs of the Company, including bonus and incentive plans applicable to officers and key employees of the Company, and (iii) to recommend to the Board of Directors nominees for election as directors. Stockholders may also make nominations for election as directors, provided that the nominations are made in accordance with the provisions of the By-laws. See "Stockholder Proposals" and "Compensation Committee Interlocks and Insider Participation - Stockholders' Agreement," below. The Compensation and Nominating Committee met 4 times in 2001.

Audit Committee Report

          The Board of Directors has approved and adopted a written charter for the Audit Committee which was included as an Appendix to the Company's proxy statement filed with the Securities and Exchange Commission ("SEC") on January 3, 2002. The Board of Directors has determined that each member of the Audit Committee is "independent" as defined in Section 303.01(B)(2)(a) and Section 303.01(B)(3) of the New York Stock Exchange's listing standards.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent public auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

Audit Committee

   Sid Ganis                 Shelley F. Greenhaus            Morton E. Handel

Compensation of Directors

        Non-employee directors currently receive an annual retainer of $25,000 and an annual grant of options to purchase 10,000 shares of Common Stock that immediately vest. Non-employee directors also receive a one-time grant of five-year options to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. Those options expire within 90 days following the date a director ceases to serve on the Board of Directors and vest one-third on the date of the grant and one-third on each of the two succeeding anniversaries of the grant. The chairmen of the Compensation and Nominating Committee and the Audit Committee receive an annual retainer of $5,000, and the non-executive Chairman of the Board of Directors receives an annual payment of $215,000 and a one-time grant of options to purchase 30,000 shares of Common Stock on the same terms as those applicable to the options made available to the other non-employee members of the Board of Directors.

        In addition, in December 2001, the following options were granted which were immediately vested: 35,000 to Mr. Halpin, 30,000 to Mr. Handel and 15,000 each to Messrs. Greenhaus, Ganis and Mittman, in each case for their service as a director in connection with the Company's financing that was consummated on November 30, 2001. For Messrs. Ganis, Greenhaus and Halpin, this included serving on a special committee of independent directors that was formed to assess an employment agreement that the Company entered into with Mr. Perlmutter, and various other agreements that the Company entered into with Mr. Perlmutter related to that financing (see "Compensation Committee Interlocks and Insider Participation -- Guaranty, Warrant Agreement, Registration Rights Agreement, Notes Purchase Agreement " and "-- Employment Agreement", below).

        Members of the Board of Directors who are officers or employees of the Company or any of its subsidiaries do not receive compensation for serving in their capacity as directors.

Compensation Committee Interlocks and Insider Participation

        Messrs. Handel, Halpin and Ganis serve now, and served during 2001, on the Company's Compensation and Nominating Committee. Mr. Perlmutter served on the Company's Compensation and Nomination Committee until November 2001, when he became an employee of the Company (see "Employment Agreement" below). With the exception of Mr. Perlmutter, none of the individuals mentioned above was an officer or employee of the Company, or any of its subsidiaries, during 2001 or formerly.

        Stockholders' Agreement

        The  Company   and  the   following   stockholders   are  parties  to  a
Stockholders' Agreement (the "Stockholders' Agreement") dated as of October 1, 1998:

        (1) (i) Avi Arad, (ii) Isaac Perlmutter, (iii) Isaac Perlmutter T.A., a Florida trust (the "Perlmutter Trust"), (iv) The Laura and Isaac Perlmutter Foundation Inc., (v) Object Trading Corp., and
               (vi)  Zib  Inc.  ("Zib")   (collectively,   the  "Perlmutter/Arad
               Group");

        (2) (i) Mark Dickstein, (ii) Dickstein & Company, L.P., (iii) Dickstein Focus Fund L.P., (iv) Dickstein International Limited,
               (v) Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper as Trustees U/T/A/D 12/27/88, Mark Dickstein, Grantor, (vi) Mark Dickstein and Elyssa Dickstein, as Trustees of the Mark and Elyssa Dickstein Foundation, and (vii) Elyssa Dickstein (collectively, the "Dickstein Entities" and, together with the Perlmutter/Arad Group, the "Investor Group"); and

        (3) (i) The Chase Manhattan Bank, (ii) Morgan Stanley & Co. Incorporated ("Morgan Stanley"), and (iii) Whippoorwill Associates, Incorporated ("Whippoorwill") as agent of and/or general partner for certain accounts and funds (the "Lender Group"). Each of the members of the Lender Group is one of the "Secured Lenders" referred to in the Fourth Amended Joint Plan of Reorganization proposed by those "Secured Lenders" and the Company in the bankruptcy matter of In Re: Marvel Entertainment Group, Inc. et al. (the "Plan"); and all of the "Secured Lenders" as that term is defined more broadly in the Plan are members of the "Plan Secured Lender Group".

        Under the Stockholders' Agreement, its parties initially agreed to take such action as was reasonably in their power to cause the Board of Directors to include, subject to certain conditions, six directors designated by the Investor Group and five directors designated by the Lender Group. After July 1, 2000, decreases in beneficial ownership of Capital Stock by either the Investor Group or the Lender Group below certain pre-determined levels, including decreases that occurred prior to July 1, 2000, result in a decreased right to designate directors and a forfeiture of seats on the Board of Directors. The Investor Group, the Lender Group and the Company have agreed that decreases in the beneficial ownership of Capital Stock by the Plan Secured Lender Group since October 1, 1998 have resulted in the number of directors which the Lender Group has the right to nominate to decrease from five directors to two directors. The Stockholders' Agreement also provides for the creation of various committees of the Board of Directors as well as the composition of those committees. The decreases in the Plan Secured Lender Group's beneficial ownership of Capital Stock have also caused the number of members of the Audit Committee and the Compensation and Nominating Committee who may be designated by the Lender Group to decrease by one director.

        As of August 27, 2002, the parties to the Stockholders' Agreement have the power to vote, in the aggregate, approximately 47.4% in combined voting power of the outstanding shares of Capital Stock. The 47.4% figure does not include shares beneficially owned by the Dickstein Entities. Those shares are covered by the Stockholders' Agreement, but the Company does not know the number of those shares. The Dickstein Entities beneficially own less than 5% of the Common Stock and no longer file ownership reports on Schedules 13D or 13G with the SEC.

        Registration Rights Agreements

        Mr. Dickstein and certain of his affiliates, Object Trading Corp. (an affiliate of Mr. Perlmutter), Whippoorwill as agent for and/or general partner for certain institutions and funds, the Company and certain other parties are parties to a Registration Rights Agreement dated as of October 1, 1998 (the "October Registration Rights Agreement"). Mr. Arad, Mr. Perlmutter, certain affiliates of Mr. Perlmutter (other than Object Trading Corp.) and the Company are parties to a Registration Rights Agreement dated as of December 8, 1998 (the "December Registration Rights Agreement", and together with the October Registration Rights Agreement, the "Registration Rights Agreements").

        The terms of the December Registration Rights Agreement are substantially identical to those of the October Registration Rights Agreement. Under the terms of each of the Registration Rights Agreements, the Company agreed to file a shelf registration statement under the Securities Act of 1933, as amended, registering the resale of all shares of Common Stock and 8% Preferred Stock issued to the stockholder parties thereto pursuant to the Plan, all shares of Common Stock issuable upon conversion of those shares of 8% Preferred Stock, certain convertible debt securities that the Company may exchange for the 8% Preferred Stock and the Common Stock issuable upon conversion thereof and all shares of Common Stock otherwise owned by the stockholder parties to the respective Registration Rights Agreement as of the date thereof. The Registration Rights Agreements also give the stockholder parties thereto piggyback registration rights with respect to underwritten public offerings by the Company of its equity securities.

        Tangible Media Advertising Services

        Tangible Media, a corporation which is wholly owned by Mr. Perlmutter, acts as the Company's media consultant in placing certain of the Company's advertising and receives certain fees and commissions based on the cost of the placement of such advertising. In conjunction with the actual placement of the advertising, Tangible Media also provides the Company with the planned research, advertising plans, competitive spending analysis and services related to the delivery of commercials and instructions to broadcast outlets at no additional cost to the Company. Tangible Media received payments of fees and commissions from the Company totaling approximately $1,170,000, $966,000 and $159,000 in 1999, 2000 and 2001, respectively. The Company retains the services of a non-affiliated media consulting agency on matters of advertising creativity.

        Employee, Office Space and Overhead Cost Sharing Arrangements

        The Company and Tangible Media have shared certain space at the Company's principal executive offices and related overhead expenses. Since 1994, Tangible Media and the Company have been parties to an employee, office space and overhead cost sharing agreement (the "Cost Sharing Agreement"). Under the Cost Sharing Agreement, any party thereto may through its employees provide services to another party, upon request, whereupon the party receiving services shall be obligated to reimburse the providing party for the cost of such employees' salaries and benefits accrued for the time devoted by such employees to providing services. Under the Cost Sharing Agreement, Tangible Media is obligated to reimburse the Company for rent paid under the sublease for the space, any related overhead expenses comprised of commercial rent tax, repair and maintenance costs and telephone and facsimile services, in proportion to its percentage occupancy. The Cost Sharing Agreement is coterminous with the term of the Company's sublease for its executive offices. Under this Agreement, Tangible Media paid approximately $155,000, $67,000 and $80,000 to the Company in 1999, 2000 and 2001, respectively.

        Agreement Relating to the Issuance and Delivery of Letters of Credit

        In August 2001, the Company entered into an agreement (the "Substitution Agreement") with Object Trading Corp., a corporation wholly owned by Mr. Perlmutter, pursuant to which Object Trading Corp. agreed to have new letters of credit issued to replace approximately $12.4 million of the $17.5 million of letters of credit outstanding under the Company's credit agreement with Citibank, N.A. then in effect (the "Citibank Credit Agreement"), along with an additional letter of credit for $3.4 million in connection with the appeal of an adverse litigation decision. The replacement letters of credit were required to be delivered by the Company to licensors of intellectual property which the Company used in the manufacture of various toys and in connection with certain advertising commitments relating to the toy business. In accordance with the Substitution Agreement, Object Trading Corp. obtained the replacement letters of credit from HSBC Bank USA ("HSBC") which, pursuant to the terms of the Substitution Agreement, would remain in effect until the earlier of the date the Company was able to close a new bank financing on terms approved by the Board of Directors or November 30, 2001. No fee was payable by the Company to Object Trading Corp. under the Substitution Agreement, but the Company agreed thereunder to reimburse Object Trading Corp. for all out-of-pocket costs and expenses incurred by it in connection with opening and maintaining the replacement letters of credit, and for the amount of any payments made by Object Trading Corp. to reimburse HSBC in the event any of the replacement letters of credit were drawn upon. The Company also granted Object Trading Corp. a first security interest in the same assets that were granted as security under the Citibank Credit Agreement. The Substitution Agreement terminated when the Company consummated the necessary financing on November 30, 2001 and thereby replaced the replacement letters of credit, which had not been drawn upon.

        Payment Guaranty Agreement

        Mr. Perlmutter and Diamond Comic Distributors, Inc. ("Diamond") are parties to an agreement whereby Mr. Perlmutter has agreed to guaranty payment of certain amounts, up to a maximum of $2.5 million, that the Company owes Diamond Select Toys and Collectibles, LLC ("Diamond Toys") under a Distributor Agreement dated August 24, 2001 between the Company (acting through Toy Biz, Inc.) and Diamond Toys (the "Distributor Agreement") and that Marvel Characters Inc. ("Marvel Characters") owes Diamond Toys under a License Agreement dated April 24, 2001 between Marvel Characters and Diamond Toys. Mr. Perlmutter is obligated to pay these amounts owed by the Company and Marvel Characters in the event that these amounts do not offset the amounts Diamond owes the Company pursuant to an Agency Agreement dated April 24, 2001 between the Company and Diamond. Mr. Perlmutter's obligation to pay any portion of these amounts automatically terminates once the Up Front Payment Balance (as defined in the Distributor Agreement) is reduced to zero.

        Guaranty,  Warrant  Agreement,   Registration  Rights  Agreement,  Notes
        Purchase Agreement

        In connection with the Company's establishment of an $80 million senior credit facility with HSBC Bank USA (the "Credit Facility") on November 30, 2001, Mr. Perlmutter agreed to guaranty the payment of the Company's obligations under the Credit Facility in an amount equal to 25% of all principal obligations relating to the Credit Facility plus an amount, not to exceed $10 million, equal to the difference between (i) the amount of cash in a reserve account required to be maintained by the Company as security for the Credit Facility, and (ii) the actual amount on deposit in such cash reserve account at the end of each fiscal quarter; provided that the aggregate amount guarantied by Mr. Perlmutter will not exceed $30 million (the "Credit Guaranty").

        In consideration of the Credit Guaranty and Mr. Perlmutter's guaranty up to a maximum of $4,365,000 of the Company's obligations under its lease for its executive offices (the "Office Guaranty"), the Company and Mr. Perlmutter entered into (i) a warrant agreement (the "Warrant Agreement"), pursuant to which the Company granted Mr. Perlmutter warrants to purchase up to a maximum of five million shares of Common Stock on or before November 30, 2006, at an initial exercise price per share equal to $3.11 (the "Warrants"), subject to stockholder approval, and (ii) a registration rights agreement, pursuant to which the Company gave Mr. Perlmutter certain registration rights with respect to the shares of Common Stock issuable to him under the Warrant Agreement. The Company also agreed to purchase a total of approximately $43 million in principal amount of the Company's Senior Notes (the "Notes") at an average price of 53% of the face amount of the Notes held by Mr. Perlmutter pursuant to a Notes Purchase Agreement dated as of November 30, 2001. Mr. Perlmutter had purchased those Notes with personal funds. In December 2001, the Company purchased the Notes from Mr. Perlmutter and in January 2002, the Company's shareholders approved the issuance of the Warrants to Mr. Perlmutter. Pursuant to the terms of the Warrant Agreement, the Warrants are currently exerciseable with respect to 4,603,309 shares of Common Stock, reflecting Mr. Perlmutter's actual exposure pursuant to the Credit Guaranty and the Office Guaranty.

        Employment Agreement

        On November 30, 2001, the Company entered into an employment agreement with Mr. Perlmutter pursuant to which Mr. Perlmutter is to be employed for a six-year term as the Company's Vice Chairman of the Board of Directors. Pursuant to the terms of the employment agreement, Mr. Perlmutter received, subject to shareholder approval, options to purchase 3,950,000 shares of Common Stock at an exercise price per share equal to $3.62 pursuant to a nonqualified stock option agreement under the Company's long-term stock incentive compensation program adopted by the Board of Directors in November of 1998 (the "Stock Incentive Plan"). In January 2002, the Company's shareholders approved the issuance of the options to Mr. Perlmutter. The options are immediately exercisable, but the shares of

Common Stock issuable on exercise of the options are non-transferable and subject to repurchase by the Company at the exercise price paid by Mr.
Perlmutter. These restrictions lapse in one-third increments on the fourth, fifth and sixth anniversaries of the grant date. As compensation for his services, Mr. Perlmutter will be entitled to a salary of $1 per year, fringe benefits generally offered to the Company's executive officers, and the possibility of an annual bonus at the discretion of the Company.


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        During 2001, Ernst & Young LLP provided various audit and other services to the Company as described below.

Audit Fees

        The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ending December 31, 2001 and the reviews of the financial statements included in the Company's Form 10-Q Reports for such fiscal year were $334,000.

Financial Information Systems Design and Implementation Fees

        Ernst & Young  LLP did not  render  any  professional  services  for the
Company  in  connection   with   financial   information   systems   design  and
implementation during 2001.

All Other Fees

        Ernst & Young LLP billed an aggregate of $159,000 for all other non-audit services performed for the Company in 2001, primarily for work associated with filing of the Company's federal and state tax returns.

        The Audit Committee has considered whether the services described above are compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected Ernst & Young LLP's independence.

        The Board of Directors has appointed Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2002, and has directed that the appointment of the independent accountants be submitted for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the consolidated financial statements of the Company since 1991. Representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        The ratification of the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2002 will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and, in each case, entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will be disregarded and will have no effect on the outcome of the vote.

        Stockholder  ratification  of the  appointment  of  Ernst & Young as the
Company's independent accountants is not required by the Certificate of Incorporation or By-Laws or otherwise. The Board of Directors is submitting the appointment of Ernst & Young to stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the appointment is ratified, the Board of
Directors  in  its  discretion  may  direct  the   appointment  of  a  different
independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the interests of the Company and its stockholders. The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young as the Company's independent accountants for 2001.



                               EXECUTIVE OFFICERS

Executive Officers

        The following sets forth the positions held with the Company and selected biographical information for the executive officers of the Company who are not directors.

        Alan Fine (51) served as a director of the Company from June 1997 until October 1998. Mr. Fine has been President and Chief Executive Officer of the Company's Toy Biz division since August 2001 and served in that capacity from October 1998 to April 2001. From April 2001 until August 2001, Mr. Fine was an independent consultant. Previously, he served as Chief Operating Officer of the Company, a position to which he was appointed in September 1996. From June 1996 until September 1996, Mr. Fine was President and Chief Operating Officer of Toy Biz International Ltd.

        William Jemas, Jr. (44) has been President of Publishing and Consumer Products since February 2000. Previously, Mr. Jemas was Executive Vice President, Madison Square Garden Sports from December 1998 until February 2000. From July 1996 until December 1998, Mr. Jemas was founder and President of Blackbox, L.L.C. and worked and consulted for several media companies, including Lancit Media, G-Vox Interactive and Hearst Entertainment.

        Allen S. Lipson (59) has been Executive Vice President, Business and Legal Affairs and Secretary of the Company since November 1999. From May 1996 until November 1999, Mr. Lipson was Vice President, Administration, General Counsel and Secretary of Remington Products Company L.L.C.

        Richard E. Ungar (51) has served as President of Marvel Characters since October 1999. From May 1999 until October 1999, Mr. Ungar was a consultant for the Company, and from October 1998 until May 1999, Mr. Ungar was Chairman of BKM, Inc., a children's television network. From January 1997 until October 1998, Mr. Ungar was an independent consultant and producer.

        Kenneth P. West (44) has been Executive Vice President and Chief Financial Officer of the Company since June 2002. He served as the Chief Operating Officer and Chief Financial Officer of McIntyre Associates, Inc., a personnel staffing company from October 2000 to May 2002. From January 1996 until September 2000, Mr. West was the Chief Financial Officer of Colin Service Systems, Inc., a facility maintenance service company.

                             EXECUTIVE COMPENSATION

        The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company during 2001 and the Company's four most highly compensated executive officers, other than the Company's Chief Executive Officer, who were serving as executive officers of the Company on December 31, 2001 (the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during such periods.


                                                     Summary Compensation Table

                                                                                                                      Long-Term
                                                                              Annual Compensation (1)                Compensation
                                                                  ------------------------------------------------  ----------------
                                                                                                                      Securities
                                                                                     Bonus         Other Annual       Underlying
Name and Principal Position                               Year       Salary ($)      ($)(2)      Compensation ($)     Options (#)
---------------------------                             --------  --------------   ----------- -------------------  ----------------
F. Peter Cuneo (3)                                        2001     $  750,000                    $ 171,504(4)          350,000
      President and Chief Executive                       2000        694,615        --            78,678 (4)            --
      Officer                                             1999        295,000       $490,000          --               750,000

Alan Fine                                                 2001        500,192                     54,256 (5)            15,000
      President and Chief Executive                       2000        525,000        --            8,320 (5)             --
      Officer of the Company's Toy Biz                    1999        500,000        225,000       5,673 (5)           200,000
      Division

Avi Arad                                                  2001        450,000                                          100,000
      Chief Creative Officer of the                       2000        375,000        --           67,137 (6)             --
      Company and President and Chief Executive           1999        375,000        201,563     109,774 (6)             --
      Officer of the Company's Marvel Studios Division

William Jemas, Jr. (7)                                    2001        325,000                                          145,000
      President of Publishing and Consumer Products       2000        267,307        237,500         --                175,000

Richard E. Ungar (8)                                      2001        418,269(9)
      President of Marvel Characters Group, Inc.          2000        404,808(9)     --              --                 50,000
                                                          1999         46,479(9)     140,000         --                200,000


-------------------------
(1) Does not include value of perquisites and other personal benefits for any Named Executive Officer (other than Mr. Cuneo and Mr. Arad) since the aggregate amount of such compensation is the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.
(2) Bonus amounts shown are those accrued for and paid in or after the end of the year.
(3)  Mr. Cuneo's employment with the Company commenced in July 1999.
(4) Amounts shown for 2001 include $152,000 for an apartment and taxes associated therewith provided by Company, $18,000 car allowance and $1,184 in Company matching contribution to the Company's 401(k) Plan. Amounts shown for 2000 include $50,700 for an apartment provided by the Company, $18,000 car allowance and $9,978 in Company matching contribution to the Company's 401(k) Plan.
(5) Amounts shown for 2001 include $44,101 for apartment and taxes associated therewith provided by the Company, $8,500 car allowance and $1,655 in Company matching contribution to the Company's 401(k) Plan. Amounts shown for 2000 are the Company matching contributions to the Company's 401(k) Plan.
(6) Amounts shown are for an automobile and driver provided by the Company and, in 2000, reimbursement of moving expenses of $38,672 incurred in connection with Mr. Arad's relocation to the West Coast.
(7)  Mr. Jemas' employment with the Company commenced in February 2000.
(8)  Mr. Ungar's employment with the Company commenced in October 1999.
(9) Amounts shown include payments to a personal service company owned by Mr. Ungar.

Option Grants Table

        The following table shows the Company's grants of stock options to the Named Executive Officers in 2001. Each stock option grant was made under the Company's Stock Incentive Plan. No SARs (stock appreciation rights) were granted by the Company in 2001.

                                 Number of
                                 Shares of
                                   Common        Percent of                               Potential Realizable Value
                                   Stock            Total                                 at Assumed Annual Rates of
                                 Underlying        Options                                 Stock Price Appreciation
                                  Options        Granted to     Exercise                       for Option Terms
                                 Granted in       Employees     Price per    Expiration   ---------------------------
    Name                            2001           in 2001        share         Date           5%             10%
------------                    ------------    ------------   -----------  ------------  -------------  ------------
F. Peter Cuneo (1)                 250,000            14.4%       2.500       1/15/11        $393,125       996,250
F. Peter Cuneo (2)                 100,000             5.8%       3.270       12/28/11        205,638       521,238
Alan Fine (1)                       15,000             0.8%       2.500       1/15/11          23,587        59,775
Avi Arad (1)                       100,000             5.8%       2.500       1/15/11         157,250       398,500
William Jemas (1)                   75,000             4.3%       2.500       1/15/11         117,937       298,875
William Jemas (2)                   70,000             4.0%       3.270       12/28/11        143,978       364,867
Rick Ungar (1)                      50,000             2.9%       2.500       1/15/11          78,625       199,250

-------------------------
(1) Options become exercisable in three installments: options to buy 20% of the total became exercisable on the grant date of January 15, 2001, options to buy 40% of the total shares of Common Stock became exercisable on January 15, 2002 and options to buy the remaining 40% of the total shares of Common Stock will become exercisable on January 15, 2003.
(2)  Options became exercisable on the grant date of December 28, 2001.


Year-End 2001 Option Value Table

        The following table shows the number and value of exercisable and unexercisable stock options held by the Named Executive Officers at December 31, 2001. No Named Executive Officers exercised stock options during 2001.

                                                              Value of
                       Number of Shares of Common            Unexercised
                      Stock Underlying Unexercised     In-the-Money Options at
                        Options at Year-End (1)               Year-End
                      ----------------------------  ----------------------------
     Name            Exercisable    Unexercisable   Exercisable    Unexercisable
     ----            -----------    -------------   -----------    -------------

F. Peter Cuneo.....    712,500         387,500        $452,000       $500,000
Alan Fine..........    436,334          78,666           7,500         30,000
Avi Arad...........  1,020,000          80,000          50,000        200,000
William Jemas......    143,333         176,667         266,400        150,000
Richard E. Ungar...    143,334         106,666          25,000        100,000

-------------------------
(1) Represents shares of Common Stock underlying stock options. None of the Named Executive Officers holds SARs.

Employment Agreements

        The Company has entered into employment agreements with each of the following Named Executive Officers: Avi Arad, the Chief Creative Officer of the Company and the President and Chief Executive Officer of the Company's Marvel Studios Division; F. Peter Cuneo, the President and Chief Executive Officer of the Company; Alan Fine, the President and Chief Executive Officer of the Company's Toy Biz Division; William Jemas, Chief Operating Officer and President of Publishing and Consumer Products; and Richard Ungar, President of Marvel Characters Group.

        Employment and License Agreements with Mr. Arad. Pursuant to an amendment to his employment agreement dated as of January 1, 2001, Mr. Arad has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on December 31, 2002. Under his employment agreement, as amended, Mr. Arad receives a base salary, subject to discretionary increases, of $375,000 and an annual bonus of $75,000. With respect to each media project for which Mr. Arad performs significant services, Mr. Arad is entitled to certain customary executive producer and/or producer fees including $350,000 per motion picture project, $10,000 per episode for animated network television projects, $7,500 per episode for animated syndicated television projects and $20,000 per episode for one hour live action television projects. Mr. Arad is entitled to discretionary bonuses and participation in the Company's stock option plan as determined by the Board of Directors. Mr. Arad also is entitled to the use of an automobile and is entitled to participate in employee benefit plans generally available to the Company's employees. Mr. Arad's employment agreement provides that, in the event of termination other than for cause, Mr. Arad is entitled to his salary earned through the date of termination and the greater of the compensation due for the remaining term of the employment agreement or twelve months. Mr. Arad's employment agreement replaced his consulting agreement with the Company, under which Mr. Arad also earned $375,000 per year.

        In addition, the Company and Arad Associates, of which Mr. Arad is the sole proprietor, are parties to a license agreement which provides that Arad Associates is entitled to receive royalty payments on net sales of Marvel-character-based toys and on net sales of non-Marvel-character-based toys of which Mr. Arad is the inventor of record. In no event, however, may the total royalties payable to Arad Associates during any calendar year exceed $7,500,000. The Company accrued royalties to Mr. Arad for toys he invented or designed of approximately $3,000,000, $1,600,000 and $900,000 during the years ended December 31, 1999, 2000 and 2001, respectively.

        Employment Agreement with Mr. Cuneo. Pursuant to his employment agreement, Mr. Cuneo has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on July 21, 2002, which was automatically renewed on a year to year basis in accordance with the terms of the agreement. Under his employment agreement, Mr. Cuneo receives a base salary, subject to discretionary increases, of $650,000. Starting in 2000, Mr. Cuneo was eligible to earn an annual bonus based on the attainment of certain performance goals. The target annual bonus is equal to 60% of Mr. Cuneo's base salary. Mr. Cuneo also receives a $1,500 monthly automobile allowance and is entitled to participate in employee benefit plans available to similarly situated employees of the Company. The Company will pay Mr. Cuneo a $25,000 relocation allowance if he relocates his primary residence to the New York City metropolitan area during the term of his employment.

        Pursuant to his employment agreement, Mr. Cuneo was granted options to purchase 750,000 shares of Common Stock. Those options vest over a three-year period, or become exercisable in full upon a change in control of the Company.

        Employment Agreement with Mr. Fine. Pursuant to his employment agreement, Mr. Fine has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on August 12, 2003. Under his employment agreement, Mr. Fine receives a base salary of $500,000. Mr. Fine is eligible to earn an annual bonus equal to 50% of Mr. Fine's base salary, subject to the attainment of certain performance goals. Mr. Fine also receives a $1,000 monthly automobile allowance and is entitled to participate in employee benefit plans generally available to the Company's employees. The Company reimburses Mr. Fine for the rent of a suitable apartment in Manhattan, monthly parking garage fees and other related utility charges up to a maximum of $4,000 per month, until the earlier of the expiration of his employment or the relocation of his primary residence to the New York City metropolitan area. Prior to April 2001, Mr. Fine served as the Company's Chief Operating Officer, a position to which he was appointed in September 1996. From April 2001 until August 2001, Mr. Fine was an independent consultant, during which time the Company paid Mr. Fine what had been his monthly salary. The employment agreement provides for the effectiveness and the continual vesting of all options previously granted to Mr. Fine as if no break in employment service had occurred.

        Employment Agreement with Mr. Jemas. Pursuant to his employment agreement, Mr. Jemas agreed to render his exclusive and full-time services to the Company for a term of employment expiring on February 15, 2002, which was automatically renewed on a year to year basis in accordance with the terms of the agreement. Under his employment agreement, Mr. Jemas receives a base salary, subject to discretionary increases, of $275,000. The employment agreement provided for a sign-on bonus of $100,000 that was paid in two installments of $50,000 each, and a bonus for 2000 equal to at least 50% of his base salary for the year. Mr. Jemas also receives a $1,100 monthly automobile allowance and is entitled to participate in employee benefit plans generally available to the Company's employees. The employment agreement further provides for participation in the Company's stock option plan as determined by the Board of Directors and provides that Mr. Jemas receive a grant of options to purchase 125,000 shares of Common Stock.

        Employment Agreement with Mr. Ungar. Pursuant to an amendment to his employment agreement dated April 9, 2002, Mr. Ungar has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on October 25, 2003. Under his employment agreement, Mr. Ungar receives a base salary, subject to discretionary increases, of $250,000. The employment agreement provides for an annual bonus based on the attainment of certain performance goals. Mr. Ungar also receives a $1,300 monthly automobile allowance and is entitled to participate in employee benefit plans generally available to the Company's employees. Pursuant to his employment agreement, Mr. Ungar has been granted options to purchase 200,000 shares of Common Stock. The options will vest over a three-year period.

        In addition, the Company and Brentwood Television Funnies, Inc. ("Brentwood"), of which Mr. Ungar is the sole shareholder, are parties to a Loan Out Agreement under which Brentwood agrees to provide the services of Mr. Ungar as Executive Producer on all television programs involving Marvel characters for a term expiring on October 25, 2003. Under the agreement, Brentwood receives a producer fee of $175,000 per year, subject to discretionary increases.

        Termination Provisions. The employment agreements of Messrs. Cuneo, Fine, Jemas and Ungar and the Loan Out Agreement with Brentwood, provide that, in the event of termination, the executive is entitled to certain payments and benefits depending on the circumstances of the termination. Upon a change in control of the Company, the executive is entitled to a severance payment equal to two times the sum of his then-current base salary and the average of the two most recent annual bonuses paid. If any payments to the executive under his employment agreement ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to receive an additional payment from the Company (a "Gross-Up Payment") in an amount such that the executive retains, after the payment of all taxes, an amount of the Gross-Up Payment equal to the excise tax imposed on the Parachute Payments.

        Confidential Information and Related Provisions. Each of the employment agreements with Messrs. Arad, Cuneo, Fine, Jemas and Ungar prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and otherwise provides that all inventions made by the employees during their employment belong to the Company. In addition, those employees (with the exception of Mr. Fine) agree during their employment, and for one year thereafter, not to engage in any competitive business activity.

                        REPORT ON EXECUTIVE COMPENSATION

        The Compensation and Nominating Committee met 4 times in 2001 and made all compensation decisions for the Company's executive officers. The Company's executive compensation during 2001 was comprised of three elements: annual base salary, annual bonus compensation and long-term incentive compensation. The compensation paid to the Company's executive officers was designed to be competitive with the compensation paid to executive officers of similarly situated public companies. In making executive compensation decisions, the Compensation and Nominating Committee in general considered the level of responsibility, knowledge and experience required and undertook to structure compensation packages so as to attract, motivate and retain executives of the highest caliber who will contribute to the long-term performance and success of the Company. The Board of Directors believes that the salaries paid to the Named Executive Officers in 2001 were commensurate with prevailing salaries for similar positions in the toy industry and served the Company's goal of retaining its experienced executive officers.

        The Company's goal with annual discretionary bonuses has generally been to reward individual contributions to the Company's performance. The Compensation and Nominating Committee adopted a new bonus plan that commenced with the bonuses awarded in 2000. In accordance with the Company's policy of granting bonuses based principally upon objective measures of the Company's performance as a whole and the performance of the specific business division, no cash bonuses were paid to executive officers in 2001. However, Messrs. Cuneo and Jemas received options to purchase shares of the Company's Common Stock in December of 2001 for their role in the Company's financing that was consummated on November 30, 2001.

        In November 1998, the Compensation and Nominating Committee recommended, and the Board of Directors adopted, the Stock Incentive Plan. The Company's long-term incentive compensation is provided by grants of stock options under the Stock Incentive Plan. The Compensation and Nominating Committee's goal with grants to executive officers under the Stock Incentive Plan is to focus executive behavior on the Company's long-term performance, and to create a sense of ownership in the Company that causes executive decisions to be aligned with the best interests of the Company's stockholders. All outstanding stock options granted by the Company under its prior stock option plan were terminated prior to the acquisition of MEG. The termination of those options was required by an agreement between the Company and MEG's senior secured lenders in connection with the consummation of MEG's plan of reorganization. In November 1998, the Compensation and Nominating Committee made broad-based awards under the Stock Incentive Plan, including awards to the Named Executive Officers. In making those awards, the Compensation and Nominating Committee recognized that the termination of its previously granted options had eliminated long-term incentive compensation as an element of the compensation structure of its executives and that the awards under the Stock Incentive Plan would need to replace that element.

        With the exception of the options he received in December 2001 (as described above), and payments made in connection with Mr. Cuneo's apartment (see "Executive Compensation -- Summary Compensation Table," above), Mr. Cuneo's compensation during 2001 was governed by his employment agreement, after giving effect to a discretionary salary increase awarded to Mr. Cuneo in 2000. The compensation package provided for in Mr. Cuneo's employment agreement was believed by the Compensation and Nominating Committee to be comparable to the compensation paid to chief executive officers of other similarly situated public companies.

Compensation and Nominating Committee

  James F. Halpin              Morton E. Handel                    Sid Ganis

                                PERFORMANCE GRAPH

        The following graph compares the Company's cumulative total stockholder return on shares of Common Stock with that of the Standard & Poor's Midcap 400 Index (the "S&P Midcap 400 Index") and a composite peer group index comprised of publicly traded companies, weighted by equity capitalization, selected by the Company (the "Peer Group Index"). The comparison for each of the periods presented assumes that, on January 1, 1997, $100 was invested in shares of Common Stock, the stocks included in the S&P Midcap 400 Index and the Peer Group Index and that all dividends were reinvested. These indexes, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

                        COMPARE CUMULATIVE TOTAL RETURN
                         AMONG MARVEL ENTERPRISES, INC.
                   S&P MIDCAP 400 INDEX AND PEER GROUP INDEX

     225_ _________________________________________________________________
         |                                                                |
         |                                                                |
     200_|___________________________________________________^____________|
         |                                                                |
         |                                                                ^
     175_|______________________________________^_________________________|
         |                                                                |
         |                                                                |
     150_|_________________________^______________________________________|
         |                                                                |
         |            ^                                                   |
 D   125_|________________________________________________________________|
 O       |                                                                |
 L       |                                                                |
 L   100_*________________________________________________________________|
 A       |                                                                |
 R       |            *                                                   |
 S    75_|________________________________________________________________|
         |                                                                |
         |                         *            *                         |
      50_|________________________________________________________________|
         |            +                                                   *
         |                         +                                      |
      25_|______________________________________+_________________________|
         |                                                   *            +
         |                                                   +            |
       0_|________________________________________________________________|
         |            |            |            |            |            |
        1996         1997         1998         1999         2000         2001

        ___________________________________________________________________

        -+-MARVEL ENTERPRISES, INC. -*-PEER GROUP INDEX  -^-S&P MIDCAP 400
        ___________________________________________________________________


                     ASSUMES $100 INVESTED ON DEC. 31, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001





        The companies in the Peer Group Index, which were selected as comparable companies in the toy manufacturing industry, are Ohio Art Co. and Toymax International, Inc.

                                  Value of $100
                         invested over period presented:

Marvel Enterprises, Inc. Common Stock..................        $  19.88
Peer Group.............................................        $  44.89
S&P Midcap 400 Index...................................        $ 188.72

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock and 8% Preferred Stock as of August 27, 2002 (based on 36,300,093 shares of Common Stock outstanding on that date), by
(i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock or 8% Preferred Stock (based, in part, upon copies of all Schedules 13D and 13G provided to the Company), (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all executive officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the table is shared, the same securities are sometimes listed opposite more than one name in the table and the sharing of voting or dispositive power is described in a footnote. The total number of shares of Common Stock and 8% Preferred Stock listed below for directors and executive officers as a group eliminates such duplication.

        Each share of 8% Preferred Stock is convertible by its holder into 1.039 shares of Common Stock. Under the rules of the Securities and Exchange Commission, beneficial ownership of a share of 8% Preferred Stock constitutes beneficial ownership of 1.039 shares of Common Stock (the amount into which the 8% Preferred Stock is convertible). Beneficial ownership of Common Stock is shown in the main part of the table and the portion of that beneficial ownership traceable to beneficial ownership of 8% Preferred Stock is set forth in the footnotes.

        The Schedules 13D and 13G that the Company used in compiling the table take differing positions as to whether shares of stock covered by the Stockholders' Agreement are held with "shared voting power." The table does not attempt to reconcile those differences.

                                              Shares of Common Stock Beneficially Owned

                                                                                                    Sole               Shared
                                                         Sole Voting        Shared Voting        Dispositive         Dispositive
                                                             Power                Power             Power               Power
                     Five Percent Stockholders,          -----------        -------------        -----------          ----------
                             Directors                          Percent             Percent             Percent             Percent
                       and Executive Officers         Number   of Class   Number   of Class   Number   of Class    Number  of Class
                     --------------------------       ------   --------   ------   --------   ------   ---------   ------  ---------

Avi Arad (1) (2).............................               --    *      36,843,553  64.1%    5,210,000   13.9%      --        *
    Marvel Studios
    10474 Santa Monica Blvd., Suite 206
    Los Angeles, CA 90025
Isaac Perlmutter (2) (3).....................               --    *      36,843,553  64.1%   24,528,530   48.3%      --        *
    P.O. Box 1028
    Lake Worth, Florida 33460
Morgan Stanley & Co. Incorporated (2) (4)....               --    *      36,843,553  64.1%       --         *     4,997,690  12.6%
    1585 Broadway
    New York, New York 10036
Whippoorwill  Associates, Incorporated                      --    *       2,107,332   5.5%       --         *     2,107,332   5.5%
as agent of and/or general partner for
certain institutions and funds (5)...........
    11 Martine Avenue
    White Plains, New York 10606
Mark H. Rachesky, M.D. (6)...................               --    *       2,560,474   6.6%       --         *     2,560,474   6.6%
    c/o MHR Fund Management LLC
    40 West 57th Street, 33rd Floor
    New York, New York 10019
Morton E. Handel (7).........................          136,000    *          --        *        136,000     *        --        *
F. Peter Cuneo (8)...........................        1,020,214   2.7%        --        *      1,020,214    2.7%      --        *
Sid Ganis (9) ...............................           75,000    *          --        *         75,000     *        --        *
Shelley F. Greenhaus (10) ...................           85,000    *          --        *         85,000     *        --        *
James F. Halpin (11).........................          105,000    *          --        *        105,000     *        --        *
Lawrence Mittman (12)........................           85,000    *          --        *         85,000     *        --        *
Alan Fine (13)...............................          509,000   1.4%        --        *        509,000    1.4%      --        *
William Jemas, Jr. (14)......................          231,667    *          --        *        231,667     *        --        *
Richard E. Ungar (15)........................          163,334    *          --        *        163,334     *        --        *
All current executive officers and
directors as a group (13 persons) (2) (16)...        2,656,886   6.8%    36,843,553  64.1%   32,395,412   59.5%      --        *

---------
* Less than 1%.

(1) Mr. Arad is a party to the Stockholders' Agreement. Figures include 1,060,000 shares of Common Stock subject to stock options granted to Mr. Arad pursuant to the Stock Incentive Plan which are immediately exercisable. Except for the 5,210,000 shares over which Mr. Arad may be deemed to have sole dispositive power, shares over which Mr. Arad may be deemed to have shared voting power (which include shares of Common Stock underlying 11,094,852 shares of 8% Preferred Stock) are beneficially owned by other parties to the Stockholders' Agreement and it is only by reason of Mr. Arad's position as a party to the Stockholders' Agreement that Mr. Arad may be deemed to possess that shared voting power.

(2) Figures in the table and in the footnotes for the number of shares beneficially owned by parties to the Stockholders' Agreement do not include shares beneficially owned by Dickstein Partners Inc. and certain of its affiliates that are signatories to the Stockholders' Agreement. Shares of Common Stock beneficially owned by Dickstein Partners Inc. and those affiliates are covered by the Stockholders' Agreement, but the Company does not know the number of those shares. Dickstein Partners Inc. and its affiliates beneficially own less than 5% of the Common Stock and no longer file ownership reports on Schedules 13D or 13G with the SEC.

(3)     Mr. Perlmutter is a party to the Stockholders' Agreement.

     (a) Figures include (i) 30,000 shares of Common Stock subject to stock options granted to Mr. Perlmutter pursuant to the Stock Incentive Plan which are immediately exercisable; (ii) options to purchase 3,950,000 shares of the Company's Common Stock pursuant to the Employment Agreement between the Company and Mr. Perlmutter dated as of November 30, 2001; and (iii) warrants to purchase 4,603,309 shares of the Company's Common Stock pursuant to the Warrant Agreement between the Company and Mr. Perlmutter dated as of November 30, 2001. Other shares over which Mr. Perlmutter may be deemed to have sole dispositive power are directly held as follows:

                             Holder                              Shares of Common Stock      Shares of 8% Preferred Stock
                             ------                              ----------------------      ----------------------------
            Zib Inc.                                                            9,256,000                 --
            The Laura and Isaac Perlmutter Foundation Inc.                        250,000                 --
            Object Trading Corp.                                                   33,500              4,700,912
            Classic Heroes, Inc.                                                     --                  310,840
            Biobright Corporation                                                    --                  310,840
            Tangible Media, Inc.                                                  400,000                 --
            Isaac Perlmutter T.A.                                                  49,000                391,289
            Isaac Perlmutter                                                       20,000                 --

            The sole stockholder of Zib Inc., a Delaware corporation, is Isaac Perlmutter T.A., a Florida trust (the "Perlmutter Trust"). Mr. Perlmutter is a trustee and the sole beneficiary of the Perlmutter Trust, and may revoke it at any time. Mr. Perlmutter is a director and the president of the Laura and Isaac Perlmutter Foundation Inc., a Florida not-for-profit corporation. Mr. Perlmutter is the sole stockholder of (i) Object Trading Corp., a Delaware corporation,
            (ii) Classic Heroes, Inc., a Delaware corporation, (iii) Biobright Corporation, a Delaware corporation, and (iv) Tangible Media, Inc., a Delaware corporation. Mr. Perlmutter may be deemed to possess (i) the power to vote and dispose of the shares of Capital Stock directly held by Zib Inc., Object Trading Corp., Classic Heroes, Inc., Biobright Corporation, Tangible Media, Inc. and the Perlmutter Trust, and (ii) the power to direct the vote and disposition of the shares of Capital Stock directly held by the Laura and Isaac Perlmutter Foundation Inc.

     (b) Except for the 24,528,530 shares over which Mr. Perlmutter may be deemed to have sole dispositive power (which include shares of Common Stock underlying 5,713,880 shares of 8% Preferred Stock), shares over which Mr. Perlmutter may be deemed to have shared voting power (which include shares of Common Stock underlying 11,094,852 shares of 8% Preferred Stock) are beneficially owned by parties to the Stockholders' Agreement which are unaffiliated with Mr. Perlmutter and it is only by reason of Mr. Perlmutter's position as a party to the Stockholders' Agreement that Mr. Perlmutter may be deemed to possess that shared voting power.

(4) Morgan Stanley is a party to the Stockholders' Agreement. Morgan Stanley shares dispositive power over 4,997,690 shares with its parent, Morgan Stanley Dean Witter & Co. Except for those 4,997,690 shares (which include shares of Common Stock underlying 3,366,401 shares of 8% Preferred Stock), shares over which Morgan Stanley may be deemed to have shared voting power (which include shares of Common Stock underlying 11,094,852 shares of 8% Preferred Stock) are beneficially owned by parties to the Stockholders' Agreement which are unaffiliated with Morgan Stanley and it is only by reason of Morgan Stanley's position as a party to the Stockholders' Agreement that Morgan Stanley may be deemed to possess that shared voting power.

(5) Whippoorwill, as agent of and/or general partner for certain institutions and funds, is a party to the Stockholders' Agreement. Pursuant to a Form 4 filed by Whippoorwill Associates, Inc. on July 10, 2002, and after giving effect to stock dividends paid to holders of 8% Preferred Stock on July 1, 2002, Whippoorwill may be deemed to beneficially own 2,107,332 shares of Common Stock (which include shares of Common Stock underlying 2,014,571 shares of 8% Preferred Stock) because it has discretionary authority with respect to the investments of, and acts as agent for, the direct holders of the shares. Whippoorwill disclaims any beneficial ownership of Common Stock or 8% Preferred Stock except to the extent of Whippoorwill's pecuniary interest in that stock, if any.

(6) Pursuant to a Schedule 13G filed on November 12, 1999, by (i) MHR Institutional Partners LP, a Delaware limited partnership ("Institutional Partners"); (ii) MHRM Partners LP, a Delaware limited partnership ("MHRM"); (iii) MHR Capital Partners LP, a Delaware limited partnership ("Capital Partners"); (iv) MHR Institutional Advisors LLC, a Delaware limited liability company ("Institutional Advisors") and the general partner of Institutional Partners and MHRM; (v) MHR Advisors LLC, a Delaware limited liability company ("Advisors") and the general partner of Capital Partners; and (vi) Mark H. Rachesky, M.D., the managing member of Institutional Advisors and Advisors, each having an office at 40 West 57th Street, 33rd Floor, New York, NY 10019. After giving effect to stock dividends paid to holders of 8% Preferred Stock, figures include shares of Common Stock underlying 2,386,375 shares of 8% Preferred Stock.

(7) Figures include 115,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable.

(8)     Figures  include  1,000,000  shares of  Common  Stock  subject  to stock
        options   granted   pursuant  to  the  Stock  Incentive  Plan  that  are
        immediately exercisable.

(9) Figures include 65,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable.

(10) Figures include 65,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable. Does not include shares held by various institutions and funds with respect to whose investments Whippoorwill has discretionary authority and for which Whippoorwill acts as agent. Mr. Greenhaus is the president and managing director of Whippoorwill. Mr. Greenhaus disclaims beneficial ownership of the shares of Common Stock and 8% Preferred Stock owned by discretionary accounts managed by Whippoorwill as set forth above except to the extent of his pecuniary interest in that stock, if any.

(11) Figures include 85,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable.

(12) Figures include 65,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable.

(13) Figures include 509,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable.

(14) Figures include 231,667 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable.

(15) Figures include 163,334 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan that are immediately exercisable.

(16) Figures in the "Sole Voting Power" column, the "Shared Voting Power" column, and the "Sole Dispositive Power" column include, respectively, 2,545,668, 9,643,309 and 12,188,977 shares of Common Stock subject to stock options or warrants granted pursuant to the Stock Incentive Plan that are immediately exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        For a description of certain relationships and related transactions involving individuals who served during 2001 on the Board of Directors' Compensation and Nominating Committee (or its predecessor), see "Election of Directors--Compensation Committee Interlocks and Insider Participation," above.

        Loan Out Agreement

        The Company and Brentwood Television Funnies, Inc. ("Brentwood"), of which Mr. Ungar is the sole shareholder, are parties to a Loan Out Agreement under which Brentwood agrees to provide the services of Mr. Ungar as Executive Producer on all television programs involving Marvel characters for a term expiring on October 25, 2002. Under the agreement, Brentwood receives a producer fee of $175,000 per year, subject to discretionary increases.

        Lawrence Mittman

        Mr. Mittman is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), which was retained by the Company during 2001. The fees paid by the Company to Paul Hastings did not exceed five percent of Paul Hastings' gross revenues for its last full fiscal year.


                             ADDITIONAL INFORMATION

        The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Marvel Enterprises, Inc., 10 East 40th Street, New York, New York 10016. Each such request must set forth a good-faith representation that, as of the Record Date, August 27, 2002, the person making the request was a beneficial owner of shares of Common Stock or 8% Preferred Stock entitled to vote at the Annual Meeting.

        In order to ensure timely delivery of documents prior to the Annual Meeting, any request should be received by the Company promptly.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file any forms, the Company believes that all of its officers, directors and 10% Stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2001.

                              STOCKHOLDER PROPOSALS

        The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and other issues governing stockholder proposals are regulated by the rules adopted under Section 14 of the Exchange Act. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy materials for the 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 10 East 40th Street, New York, New York 10016, no later than May 20, 2003.

        Under the By-Laws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate certain persons for election as directors or to introduce an item of business at the Annual Meeting of Stockholders. These procedures provide that notice for nominations or stockholder proposals must be received by the Company not later than (i) the close of business on the 60th day prior to the first anniversary of the preceding year's annual meeting, or (ii) for annual meetings not held within 30 days before or after such anniversary (as is the case with this Annual Meeting), not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which such meeting is publicly announced or disclosed. The persons designated as proxies by the Company in connection with the 2002 Annual Meeting of Stockholders will have discretionary voting authority with respect to any proposal of which the Company did not receive timely notice.

        The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

        This proxy statement incorporates by reference the financial statements, supplementary financial information, management's discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which includes the Company's Amendment on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Commission on April 1, 2002. This proxy statement also incorporates by reference the information and financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2002.

        Any statement contained in a document incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document which is also incorporated by reference in this proxy statement modifies or supersedes such statement. Any statements so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this proxy statement.

                                 OTHER BUSINESS

        The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If any matters properly come before the meeting, the persons named as proxies intend to vote the shares of Capital Stock they represent in accordance with their best judgment.

                            MARVEL ENTERPRISES, INC.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
         MARVEL ENTERPRISES, INC. FOR AN ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 2002.

           The undersigned, as a holder of either common stock, par value $.01 per share ("Common Stock"), of Marvel Enterprises, Inc., a Delaware corporation (the "Company"), or 8% cumulative convertible exchangeable preferred stock, par value $.01 per share ("8% Preferred Stock"), of the Company, hereby appoints each of Allen S. Lipson and William Jemas, Jr. with full power of substitution, to vote all shares of Common Stock and 8% Preferred Stock that the undersigned is entitled to vote through the execution of a proxy with respect to the 2002 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m., local time, on October 15, 2002 at the Grand Hyatt Hotel, Conference Level, Park Avenue at Grand Central, New York, New York, or any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed on the reverse side.

           You may revoke this proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company; (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) attending the Annual Meeting and voting in person.

           A stockholder's attendance at the Annual Meeting will not by itself revoke a proxy given by the stockholder.

           Returned proxy cards will be voted (1) as specified on the matters listed on the reverse side; (2) FOR approval of each of the proposals listed on the reverse side if no instructions to the contrary are made; and (3) in accordance with the judgment of the persons named as proxies on any other matters that may properly come before the Annual Meeting.

           Print and sign your name on the reverse side exactly as it appears thereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.



                  (Continued and to be signed on reverse side)

    |X|    Please mark your votes as
           indicated in this
           example.

The Board of Directors recommends that you vote "FOR" all the nominees listed under Item No. 1 and "FOR" Item No. 2.

1.   Election of Directors.              FOR            WITHHOLD AUTHORITY
                                     all nominees        for all nominees

                                         |_|                   |_|              Nominees:  Sid Ganis and James F. Halpin

For, except vote withheld for the following nominees:


________________________________________________

2.   On the proposal to ratify         FOR          AGAINST        ABSTAIN
     the appointment of Ernst &
     Young LLP as the Company's
     independent accountants for
     the fiscal year ending
     December 31, 2002.

                                       |_|            |_|            |_|



Signature(s):_____________________________  Date:_______________   Signature(s): _____________________________  Date:_______________
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.